Exhibit 10.10

[Jamba Juice Letterhead]

May 25, 2006

Paul Coletta

17029 Castello Circle

San Diego, CA 92127

Dear Paul:

I am thrilled to confirm our offer as Vice President, Marketing with Jamba Juice effective June 19,2006. Since your background check has been satisfied, this offer is conditional on proof of your legal right to work in the United States. You will be based in our Bay Area support center. In this capacity as top marketing executive for Jamba Juice, you will report directly to me. Your annual base salary will be $285,000, payable bi-weekly with your next merit review scheduled for October 2007.

We are also pleased to provide you with a sign-on bonus of $50,000, less applicable taxes, which will be paid to you on the first payroll cycle after your start date. Should your employment terminate within 18 months for any reason other than involuntary termination without cause, or constructive termination as defined below, you will be required to reimburse the Company for all or part of your sign-on bonus per the agreement provided. This agreement must be signed and returned prior to you receiving your sign-on bonus.

You will also be eligible for an annual target bonus of 40% of your base salary earnings for the year. You will be eligible for bonus after the beginning of our fiscal year on June 28, 2006 when it is anticipated that the bonus target will increase to 50%. Your bonus award will be based on the Company’s performance against its Net Income Goal (50%), System Comparable Sales (25%) and your Personal Performance (25%). A bonus plan summary for 2006 has already been provided to you for your information.

I am also pleased to provide you with 150,000 Incentive Stock Options. These will be granted after the close of the merger with SVI. The price of your options will be the current price on the day the stock is granted. Your stock grant will be fully vested at the end of 4 years. Details of the Incentive Stock Option Plan will be forwarded to you after your shares have been granted.

Medical and dental insurance programs are available and will become effective on the first of the month after one month of employment. You will accrue vacation at the rate of three weeks per year pursuant to our time off policy. The details of these and other programs will be explained to you during your orientation. A summary of benefits has already been provided to you for your information.

You will also be eligible for the following relocation benefits for your move from San Diego to the Bay Area.

•	Reimbursement for mileage from San Diego to the Bay Area when relocating

•	A furnished, one bedroom apartment to serve as temporary living in the Bay Area for up to one year

•	Reimbursement of airfare for return trips to San Diego or for your spouse to visit you in the Bay Area if you have not relocated for up to six months

•	Reimbursement for two house hunting trips including your spouse

•	Movement of household goods (includes packing and unpacking)

•	Reimbursement of closing costs on the sale of your home in San Diego not to exceed 6% real estate commission to be completed within the first year of employment

•	Reimbursement of reasonable and customary closing costs for purchase of a home in the Bay Area, not to include loan points, to be completed within the first year of employment

•	End of year gross up of taxable relocation benefits

•	Miscellaneous expense payment of $2,500 gross

Should your employment terminate within 18 months for any reason other than involuntary termination without cause, or constructive termination as defined below, you will be required to reimburse the Company for all or part of your relocation costs per the agreement provided. This agreement must be signed and returned prior to beginning your relocation.

In exchange for a signed release of claims, should your employment involuntarily terminates for reasons other than cause or if you are constructively discharged, you will be eligible for continuation pay in the amount of one year of your base salary payable bi-weekly less required withholdings. During the first six months of your employment the constructive discharge provision will only be considered if there is a change of control or change in CEO of the Company. Constructive discharge is defined as a significant diminution in the nature of scope of your authority, title or function; a 15% or more reduction in salary; or a move of your office location that results in a 50 mile or longer additional commute and requires relocation.

The relationship that exists between you and the company is for an unspecified term and considered employment at will. The relationship can be terminated by you or the company “at will” at any time either with or without cause or advance notice. This “at will” agreement constitutes the entire agreement between the employee and the company on the subject of termination, and supersedes all prior agreements and cannot be changed by future events, even though other policies and procedures may change from time to time. No one has the authority to modify this relationship except for the Chief Executive Officer or Vice President of Human Resources in writing and signed by you and the Chief Executive Officer or Vice President of Human Resources.

Paul, we are looking forward to the contributions you will make to the company. Please acknowledge the terms of this letter by returning one signed copy to Russ Testa in the envelope that was provided. If you have any additional questions, please give Russ or me a call.

Sincerely,

/s/ Paul Clayton	Acknowledged and Agreed:	/s/ Paul Coletta	6/8/06
President and CEO		Paul Coletta	Date